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NEWS RELEASE
FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1


HOME CITY FINANCIAL CORPORATION REPORTS FIRST QUARTER NET INCOME

Springfield, Ohio, April 20, 2004 - Home City Financial Corporation ("HCFC")
(Nasdaq SmallCap Market: HCFC) reported net income of $168,000, or $.21 basic earnings per share, for the first quarter ended March 31, 2004, compared to $167,000, or $.22 basic earnings per share, for the quarter ended March 31, 2003. Diluted earnings per share for the quarters were also $.21 and $.22, respectively. Net interest income decreased by only $4,000 for the quarter, reflecting lower investment yields due to our decision to remain in a short-term federal funds position as the economy shows signs of improvement. The provision for loan losses decreased by $40,000 in accord with management's analysis of the local and national economies. Noninterest income decreased by $37,000 due primarily to the decreases in the gains on sales of securities and real estate and reduced other miscellaneous income. Noninterest expense increased by $25,000 reflecting mainly an increase in staffing. The decrease of $27,000 in the federal income tax resulted from decreased net income and the composition of taxable and non-taxable income for the quarter.

Assets totaled $154.0 million at March 31, 2004, an increase of $2.2 million, or 1.5%, from $151.8 million at December 31, 2003. Net loans receivable totaled
$126.6 million at March 31, 2004, a very slight increase from $126.5 million at December 31, 2003. Deposits totaled $106.1 million at March 31, 2004, compared to $103.9 million at December 31, 2003, an increase of $2.2 million, or 2.1%.
Our tiered prime statement savings account, which offers flexibility as well as competitive yields during these uncertain economic times, continues to be popular with our customers although some shift to our certificates of deposit as rates start to move up has been noted. Federal Home Loan Bank advances decreased
$101,000, or 0.3%, from $34.8 million at December 31, 2003, to $34.7 million at March 31, 2004.

HCFC's Annual Meeting of Shareholders will be held at The Springfield Inn, 100
S. Fountain Avenue, Springfield, Ohio, on April 28, 2004, at 3:00 p.m.

Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap
Market under the symbol "HCFC".

Contact: J. William Stapleton, CEO/COO
           (937) 390-0470


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Home City Financial Corporation

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
Selected Consolidated Financial Condition Data:     Mar. 31,        Dec. 31,          Incr.            %
-----------------------------------------------       2004            2003           (Decr.)         Change
             ($ in thousands)                       --------        --------          ------         ------

Total assets                                        $154,001        $151,784          $2,217           1.5%
Loans, net                                           126,611         126,512              99           0.1
Allowance for loan losses                              1,023             995              28           2.8
Available-for-sale securities                          4,950           5,089            (139)         (2.7)
Federal Home Loan Bank stock                           2,288           2,265              23           1.0
Deposits                                             106,081         103,922           2,159           2.1
Federal Home Loan Bank advances                       34,663          34,764            (101)         (0.3)
Shareholders' Equity                                  12,270          11,907             363           3.0



Selected Consolidated Operations Data:                         Mar.31,
--------------------------------------                         -------
($ in thousands except per share amounts)                2004           2003
                                                         ----           ----
Total interest income                                  $2,190         $2,349
Total interest expense                                  1,094          1,249
         Net interest income                            1,096          1,100
Provision for loan losses                                  50             90
         Net interest income after
         provision for loan losses                      1,046          1,010
Total noninterest income                                   52             89
Total noninterest expense                                 867            842
         Income before federal income tax                 231            257
Federal income tax expense                                 63             90
Net income                                             $  168         $  167
Earnings per share
         Basic                                         $ 0.21         $ 0.22
         Diluted                                       $ 0.21         $ 0.22
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